Exhibit 35.4

CMBS Department MACN9401-011 1055 10th Avenue SE Minneapolis, MN 55414

CITIBANK, N.A

388 Greenwich Street

New York, New York 10013

RE:	Annual Statement of Compliance for Morgan Stanley Bank of America Merrill
Lynch Trust 2014-C17 COMMERCIAL MORTGAGE PASS-THROUGH
CERTIFICATES, SERIES 2014-C17

Per the Pooling and Servicing Agreement dated as of August 1, 2014 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(h) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 18, 2015

/s/ Gail Vannest
Gail Vannest Vice President

Wells Fargo Bank, N.A.